Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-187104

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, $.0001 par value	2,530,000	$94.20	$238,326,000.00	$32,507.67

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 330,000 additional shares of Common Stock.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-187104) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act, the Registrant has offset $17,415.00 of the registration fee due under this Registration Statement by the $17,415.00 of registration fees previously paid in connection with unsold securities registered by the Registrant pursuant to Registration Statement No. 333-175592, which was originally filed with the Commission on July 15, 2011 and became effective on July 27, 2011.

Prospectus supplement

(To Prospectus dated March 7, 2013)

2,200,000 shares

Common Stock

We are offering up to 2,200,000 shares of our common stock.

Shares of our common stock trade on The NASDAQ Capital Market under the symbol “PCYC”. The last reported sale price on March 7, 2013 was $94.20 per share.

	Per Share	Total

Public offering price	$94.20	$207,240,000
Underwriting discounts and commissions	$2.826	$6,217,200
Proceeds, before expenses, to us	$91.374	$201,022,800

We have granted the underwriter an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional 330,000 shares of common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about March 13, 2013

Sole book-running manager

J.P. Morgan

March 8, 2013

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We and the underwriter have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where you can find more information” and “Incorporation of certain information by reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be

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used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “Pharmacyclics,” the “Company” and similar designations refer to Pharmacyclics, Inc. and its subsidiaries.

We own or have rights to use trademarks or trade names that we use in conjunction with the operation of our business. Pharmacyclics is a registered trade and service mark of ours. All other trademarks, service marks and trade names referred to in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

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Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully along with our consolidated financial statements and the related notes and the other documents incorporated by reference herein, including the “Risk factors” section in this prospectus supplement and in other documents incorporated by reference.

Pharmacyclics, Inc.

Company Overview

We are a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our product candidates in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate.

We have three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs toward potential commercialization. To date, nearly all of our resources have been dedicated to the research and development of our products, and we have not generated any commercial revenues from the sale of our product candidates. We do not anticipate the generation of any product commercial revenue unless and until we receive the necessary regulatory and marketing approvals to launch one of our product candidates.

During the fiscal year ended June 30, 2012, we exited the development stage with the signing of our collaboration arrangement with Janssen Biotech, Inc. and its affiliates (“Janssen”), for the development and commercialization of ibrutinib, a novel, orally active inhibitor of Bruton’s tyrosine kinase, and from which we received our first significant revenue from principal operations. In 2006, we acquired multiple small molecule drug candidates for the treatment of cancer and other diseases from Celera Genomics, an Applera Corporation business (now Celera Corporation—a subsidiary of Quest Diagnostics Incorporated), including technology and intellectual property relating to drugs that target histone deacetylase (“HDAC”) enzymes (specific and multiple isoforms), a Factor VIIa inhibitor targeting a tumor signaling pathway involved in angiogenesis, tumor growth and metastases and B-cell associated tyrosine kinase inhibitors potentially useful for the treatment of lymphomas/leukemias, anti-inflammatory and autoimmune diseases. Since that time we have advanced these programs by bringing several product candidates into clinical development.

Our Pipeline

Our clinical development and product candidates are small-molecule enzyme inhibitors designed to target key biochemical pathways involved in human diseases with critical unmet needs. We have three proprietary drug candidates under clinical development and several preclinical lead molecules. These include: an inhibitor of Bruton’s tyrosine kinase (“BTK”) ibrutinib (PCI-32765, hereafter referred to as ibrutinib) currently in multiple Phase III studies in hematologic malignancies, a BTK inhibitor lead optimization program targeting anti-inflammatory and autoimmune indications, an inhibitor of Factor VIIa (“PCI-27483”) in a Phase II clinical trial in pancreatic cancer and a HDAC inhibitor, abexinostat (formerly known as PCI-24781), currently in Phase I and II clinical trials in solid tumors and hematological malignancies.

Status of Product Candidates in Pre-Clinical and Clinical Development

The table below summarizes our pre-clinical programs and clinical product candidates and their stage of development:

Product Candidates	Disease Indication	Development Status (1)

Ibrutinib (PCI-32765) BTK Inhibitor	B-cell lymphomas: • Treatment naive and relapsed/refractory chronic lymphocytic leukemia	Multiple trials (Phase I, II, III)

• Relapsed/refractory mantle cell lymphoma

• Treatment naive and relapsed/refractory diffuse large B-cell lymphoma

• Relapsed/refractory follicular lymphoma

• Relapsed/refractory Multiple myeloma

• Waldenstrom’s macroglobulinemia

BTK Inhibitor lead optimization program	Autoimmune and anti-inflammatory disease	Lead optimization and preclinical testing

Abexinostat (PCI-24781) HDAC Inhibitor	Relapsed/refractory lymphomas Relapsed solid tumors	Multiple trials (Phase I, II)

PCI-27483 Factor VIIa Inhibitor	Pancreatic cancer	Phase II

HDAC8 Inhibitor Program	Cancer	Lead optimization and preclinical testing

(1)

“Phase I” means initial human clinical trials designed to establish the safety, dose tolerance, pharmacokinetics (i.e., absorption, metabolism, excretion) and pharmacodynamics (i.e. biological markers for activity) of a compound. “Phase II” means human clinical trials designed to establish safety, optimal dosage and preliminary activity of a compound in a patient population. “Phase III” means human clinical trials designed to establish the safety and efficacy of a compound. These are the most important trials required by the Food and Drug Administration (“FDA”) and are done to rigorously establish the clinical benefit and safety profile of a drug in a particular patient population. “Preclinical” means the stage of drug development prior to human clinical trials in which a molecule is optimized for “drug like” properties and evaluated for efficacy, pharmacokinetics, pharmacodynamics and safety. Lead optimization aims at enhancing the most promising development compounds.

Highlights

Collaboration and license agreement with Janssen Biotech, Inc.

In December 2011, we entered into a worldwide collaboration and license agreement (the “Agreement”) with Janssen Biotech, Inc. and its affiliates (“Janssen”), one of the Janssen Pharmaceutical Companies of Johnson & Johnson for the development and commercialization of ibrutinib, a novel, orally active, BTK inhibitor, and certain compounds structurally related to ibrutinib, for oncology and other indications, excluding all immune mediated diseases and inflammatory or conditions and all psychiatric or psychological diseases or conditions, in the United States and outside the United States.

The collaboration provides Janssen with an exclusive license to exploit the underlying technology outside of the United States (the “License Territory”) and co-exclusively with Pharmacyclics in the United States.

The collaboration has no fixed duration or expiration date and provided for payments by Janssen to us of a $150,000,000 non-refundable upfront payment upon execution, as well as potential future milestone payments of up to $825,000,000 based upon continued development progress ($250,000,000), regulatory progress ($225,000,000) and approval of the product in both the U.S. and the License Territory ($350,000,000). As of December 31, 2012, we have received total payments of $300,000,000 from Janssen in connection with the collaboration and license agreement, of which $150,000,000 was received for the upfront payment in December 2011 and $150,000,000 was received during the six months ended December 31, 2012 due to our achievement of three development milestones of $50,000,000 each.

The agreement includes a cost sharing arrangement for associated collaboration activities. Except in certain cases, in general Janssen is responsible for approximately 60% of collaboration costs and we are responsible for the remaining 40% of collaboration costs. In general, costs associated with commercialization will be included in determining pre-tax profit or pre-tax loss, which profits or losses are to be shared by the parties 50/50.

The collaboration with Janssen provides us with an annual cap of our share of collaboration costs and pre-tax commercialization profits/losses for each calendar year until the third profitable calendar quarter for the product, as determined in the agreement. In the event that our share of aggregate development costs in any given calendar year, together with any other amounts that become due from us, plus our share of pre-tax loss (if any) for any calendar quarter in such calendar year, less our share of pre-tax profit (if any) for any calendar quarter in such calendar year, exceeds $50,000,000, then amounts that are in excess of $50,000,000 (the “Excess Amounts”) are funded by Janssen. The total Excess Amounts plus interest may not exceed $225,000,000. Interest accrues on the outstanding balance with interest calculated at the average annual European Interbank Offered Rate (“EURIBOR”) for the EURO or average annual London

Interbank Offered Rate (“LIBOR”) for U.S. Dollars as reported in the Wall Street Journal, plus 2%, calculated on the number of days from the date on which our payment would be due to Janssen. The interest rate on outstanding Excess Amounts may not exceed 5% per annum, and may not in the aggregate exceed an outstanding balance of $25,000,000.

In the event the Excess Amounts reach a maximum of $225,000,000, we will be responsible for our share of development costs, together with any other amounts that become due from us, plus our share of any pre-tax loss beyond such maximum.

For all calendar quarters following the third profitable calendar quarter for the product, as determined in the agreement, we can no longer add to Excess Amounts and will be responsible for our own share of development costs along with our share of pre-tax losses incurred in such quarters. Janssen may recoup the Excess Amounts, together with interest from our share of pre-tax profits (if any) in subsequent calendar quarters until the Excess Amounts and applicable interest has been fully repaid.

We have recognized the Excess Amounts as a reduction to operating expenses in the current year as our repayment of Excess Amounts to Janssen is contingent and would become payable only after the third profitable calendar quarter for the product. Further, Excess Amounts are reimbursable only from our share of pre-tax profits (if any) after the third profitable calendar quarter for the product.

For the calendar year ended December 31, 2012, our total share of collaboration expenses under the collaboration agreement with Janssen was $68,125,000. For the six months ended December 31, 2012, total amounts associated with the Excess Amounts portion of the agreement of $18,125,000 were accounted for as a reduction to expense as follows:

Six Months Ended December 31, 2012

Research and development	$17,306
General and administrative	819

Total Excess Amounts	$18,125

The agreement also provides for 50/50 sharing of pre-tax profit or pre-tax loss from commercialization of any products resulting from the collaboration. Both parties have responsibilities for the development, manufacturing and marketing of products resulting from this agreement. Janssen has the sole responsibility and exclusive rights to commercialize the products in the License Territory. The parties hold joint responsibility and co-exclusive rights to commercialize the products in the United States, and we will serve as the lead party in such effort. We continue to work with Janssen on protocols and the design, schedules and timing of trials.

Company Information

We are a Delaware corporation. We were incorporated in the State of Delaware in April 1991. Our principal executive offices are located at 995 East Arques Avenue, Sunnyvale, California 94085. Our telephone number is (408) 774-0330. Our web site is http://www.pharmacyclics.com. Information contained on, or accessible through, our web site does not constitute a part of, and is not incorporated by reference into, this prospectus.

The offering

Common stock offered by us in this offering	2,200,000 shares

Common stock to be outstanding after this offering	72,416,386 shares

Use of Proceeds	We intend to use the net proceeds from this offering to accelerate commercial readiness for Ibrutinib post Breakthrough Therapy Designation, to advance our clinical pipeline, including expanding clinical development of Ibrutinib in additional indications, to evaluate strategic opportunities to potentially add synergistic assets, and for general corporate purposes. See “Use of Proceeds.”

Risk Factors	You should read the “Risk factors” section of this prospectus supplement beginning on page S-6 for a discussion of factors to consider before deciding to purchase shares of our common stock.

Over-allotment Option	We have granted the underwriter an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional 330,000 shares of our common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any.

Nasdaq Capital Market symbol	PCYC

The number of shares of our common stock to be outstanding after this offering is based on 70,216,386 shares outstanding as of December 31, 2012, and excludes:

•	7,293,104 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $15.24 per share; and

•	an aggregate of 3,609,674 additional shares of common stock reserved for future issuance under our 2004 Equity Incentive Award Plan, as amended and our Employee Stock Purchase Plan.

Unless we specifically state otherwise, all information in this prospectus supplement assumes that the underwriter does not exercise its option to purchase up to an additional 330,000 shares of our common stock.

Risk factors

Investing in our common stock involves significant risks. In addition to the Risk factors described below and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described in Part I. Item 1A.—“Risk Factors” in our Transition Report on Form 10-K for the transition period ended December 31, 2012, which we have filed with the Securities and Exchange Commission, or the SEC, and which are incorporated by reference herein, before making an investment decision.

Risks Relating to Pharmacyclics

We may need substantial additional financing and we may have difficulty raising needed capital in the future.

We have expended and will continue to expend substantial funds to complete the research, development and clinical testing of our products. We may be unable to entirely fund these efforts with our current financial resources, including the net proceeds of this offering. We may also raise additional funds through the public or private sale of securities, bank debt, collaborations or otherwise. If we are unable to secure additional funds, whether through additional partnership collaborations, bank debt financings, or sale of our securities, we may have to delay, reduce the scope of or discontinue one or more of our product development programs. Based upon the current status of our product development plans, we believe that our cash, cash equivalents and marketable securities will be adequate to satisfy our capital needs for at least the next twelve months. We may, however, choose to raise additional funds before then. Our actual capital requirements will depend on many factors, including:

•	progress with preclinical studies and clinical trials;

•	the time and costs involved in obtaining regulatory approval;

•	the timing of marketing authorization of any of our products granted by the FDA or other regulatory authority;

•	the timing of market launch of any of our products after grant of marketing authorization by the FDA or other regulatory agency;

•	the speed of market uptake and the timing and extent of demand for any of our products after grant of marketing authorization by the FDA or other regulatory agency;

•	continued progress of our research and development programs;

•	our ability to establish and maintain collaborative arrangements with third parties;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	the amount and timing of capital equipment purchases; and

•	competing technological and market developments.

We also expect to raise any necessary additional funds through the public or private sale of securities, bank debt financings, collaborative arrangements with corporate partners or other sources that may be highly dilutive, or otherwise disadvantageous, to existing stockholders or subject us to restrictive covenants. In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, such arrangements may require us to relinquish rights to some of our technologies, product candidates or products under development that we would otherwise seek to develop or commercialize ourselves. Additional funds may not be available on acceptable terms, if at all. Our failure to raise capital when needed and on acceptable terms would require us to reduce our operating expenses, delay or reduce the scope of or eliminate one or more of our research or development programs and would limit our ability to respond to competitive pressures or unanticipated requirements and to continue operations. Any one of the foregoing would have a material adverse effect on our business, financial condition and results of operations.

Failure to obtain product approvals or comply with ongoing governmental regulations could adversely affect our business.

The manufacture and marketing of our products and our research and development activities are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad. Before receiving FDA approval to market a product, we will have to demonstrate to the satisfaction of the FDA that the product is safe and effective for the patient population and for the diseases that will be treated. Clinical trials, and the manufacturing and marketing of products, are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, clinical trials and regulatory approval can take a number of years to accomplish and require the expenditure of substantial resources. Data obtained from clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approvals.

In addition, we may encounter delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. We may encounter similar delays in foreign countries. Our trials may be placed on clinical hold or otherwise suspended and we may be unable to complete such trials. Additionally, we may be unable to obtain requisite approvals from the FDA and foreign regulatory authorities and even if obtained, such approvals may not be received on a timely basis, or they may not cover the clinical uses that we specify.

Furthermore, regulatory approval may entail ongoing requirements for post-marketing studies. The manufacture and marketing of drugs are subject to continuing FDA and foreign regulatory review and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market. Any of the following events, if they were to occur, could delay or preclude us from further developing, marketing or realizing full commercial use of our products, which in turn would have a material adverse effect on our business, financial condition and results of operations:

•	failure to obtain and thereafter maintain requisite governmental approvals;

•	failure to obtain approvals for specific indications of our products under development;

•	a recurrence of serious and unanticipated adverse side effects;

•	identification of serious and unanticipated long-term adverse side effects in our products under development, that may not have been identified prior to approval; or

•	identification of previously unknown problems with the manufacturing or manufacturing processes for our products.

Any regulatory approval that we receive for a product candidate may be subject to limitations on the indicated uses for which the product may be marketed. In addition, if the FDA and/or foreign regulatory agencies approve any of our product candidates, the labeling, packaging, adverse event reporting, storage, advertising and promotion of the product will be subject to extensive regulatory requirements. We and the manufacturers of our product candidates must also comply with the applicable FDA Good Manufacturing Practice (“GMP”) regulations, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed before they can be used in commercial manufacturing of our products. We or our present or future suppliers may be unable to comply with the applicable GMP regulations and other FDA regulatory requirements. Failure of our suppliers to follow current GMP practice or other regulatory requirements may lead to significant delays in the availability of products for commercial or clinical use and could subject us to fines, injunctions and civil penalties.

Fast Track designations for development of ibrutinib for the treatment of chronic lymphocytic leukemia/small lymphocytic lymphoma and for the treatment of mantle cell lymphoma or any other potential product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed with the FDA by sponsors of products in Fast Track development are intended to facilitate the development, and expedite the review of such drugs, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. The previous receipt of Fast Track designation for the development of ibrutinib for the treatment of chronic lymphocytic leukemia/small lymphocytic lymphoma and for the treatment of mantle cell lymphoma and any future designation for any other potential product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Fast Track designation at any time. We may seek Fast Track designation for other of our product candidates, but the FDA may not grant this status to any of our proposed product candidates.

Breakthrough Therapy Designation for our investigational oral agent ibrutinib monotherapy for the treatment of patients with relapsed or refractory mantle cell lymphoma (MCL) and to ibrutinib monotherapy for the treatment of patients with Waldenström’s macroglobulinemia (WM) or any other potential product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development, the FDA may grant a Breakthrough Therapy Designation.

Marketing applications filed with the FDA by sponsors of products with a Breakthrough Therapy Designation are intended to facilitate the development, and expedite the review of such drugs, but the Breakthrough Therapy Designation does not assure any such qualification or ultimate marketing approval by the FDA. The previous receipt of a Breakthrough Therapy Designation for the development of our investigational oral agent ibrutinib monotherapy for the treatment of patients with relapsed or refractory mantle cell lymphoma (MCL) and to ibrutinib monotherapy for the treatment of patients with Waldenström’s macroglobulinemia (WM) and any future designation for any other potential product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Breakthrough Therapy Designation at any time. We may seek a Breakthrough Therapy Designation for other of our product candidates, but the FDA may not grant this status to any of our proposed product candidates.

All of our drug candidates remain subject to clinical testing and regulatory approval. If we are unable to successfully develop and test our drug candidates, we will not be successful.

The success of our business depends primarily upon our ability, and the ability of our collaborators, if any, to develop and commercialize our drug candidates, including our BTK inhibitor ibrutinib (PCI-32765), successfully. Our drug candidates are in various stages of development and must satisfy rigorous standards of safety and efficacy before they can be approved by the FDA or comparable foreign regulatory authorities for sale. To satisfy these standards, we and/or our collaborators must allocate resources among our various development programs and must engage in expensive and lengthy testing of our drug candidates. Despite our efforts, our drug candidates may:

•	cause, or may appear to have caused, serious adverse side effects (including death) or potentially dangerous drug interactions;

•	have dose limiting toxicities;

•	not show signs of efficacy in any disease as a single agent or in combination, or may only work in combination with other drugs;

•	cause resistance in patients that may diminish the clinical benefit;

•	not offer therapeutic or other improvement over existing competitive drugs; or

•	not be proven safe and effective in clinical trials.

The strength of our pipeline of drug candidates and potential drug candidates will depend in large part upon the outcomes of our ongoing and planned Phase II and Phase III clinical trials. Findings, including toxicology findings, in nonclinical studies conducted concurrently with clinical trials as well as results of our clinical trials could lead to abrupt changes in our development activities, including the possible cessation of development activities associated with a particular drug candidate or program, including our BTK inhibitor ibrutinib (PCI-32765). Furthermore, results from our clinical trials may not meet the level of statistical significance required by the FDA or other regulatory authorities for approval of a drug candidate.

We and many other companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in earlier-stage clinical trials. Accordingly, the results from the completed preclinical studies and clinical trials, positive results in preclinical studies and early clinical trials may not be replicated in later clinical trials, and ongoing clinical trials for our drug candidates may not be predictive of the results we may obtain in later-stage trials or of the likelihood of approval of a drug candidate for commercial sale. In addition, from time to time we report interim data from our clinical trials, including our BTK program and its effects on various types of cancers. Interim data are subject to change, and there can be no assurances that interim data will be confirmed upon the analysis of final data.

Serious adverse events may force us to limit or discontinue any of our drug development and commercialization programs.

Our ability to develop and commercialize any of our drug candidates or products may be adversely impacted by any serious adverse events that patients may experience when treated with our drug candidate or product. Severe bleeding events, including such events affecting the gastrointestinal tract or the central nervous system, have been reported in patients exposed to ibrutinib. To date these severe bleeding events have been uncommon and consistent with the expected rate in a patient population suffering from a blood cell malignancy, a population that often requires treatment with anti-platelet and anti-coagulant drugs. Although we have a monitoring plan in place should these events occur and although they are generally managed by temporary withdrawal of ibrutinib therapy, we cannot guarantee that severe bleeding events will not cause us to cease development of ibrutinib or withdraw the product from the market following any grant of marketing authorization by the FDA or other regulatory authority.

All of our product candidates are in development, and we cannot be certain that any of our products under development will be commercialized.

To be profitable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute our products under development. The time frame necessary to achieve these goals for any individual product is long and uncertain. Before we can sell any of our products under development, we must demonstrate to the satisfaction of the FDA and regulatory authorities in foreign markets through the submission of nonclinical (animal) studies and clinical (human) trials that each product is safe and effective for human use for each targeted disease. We have conducted and plan to continue to conduct extensive and costly clinical trials to assess the safety and effectiveness of our potential products. We cannot be certain that we will be permitted to begin or continue our planned clinical trials for our potential products, or if permitted, that our potential products will prove to be safe and produce their intended effects.

The completion rate of our clinical trials depends upon, among other factors, the rate of patient enrollment, the adequacy of patient follow-up and the completion of required clinical evaluations. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs or procedures used for the conditions we are investigating. Other companies are conducting clinical trials and have announced plans for future trials that are seeking or are likely to seek patients with the same diseases that we are studying. We may experience delays in reaching planned level of patient enrollment in our clinical trials. Delays in planned patient enrollment may result in increased costs, and delays or termination of clinical trials, which could have a material adverse effect on us. Many factors can affect the adequacy of patient follow-up and completion of required clinical evaluations, including failure of patients to return for scheduled visits or failure of clinical sites to complete necessary documentation. Delays in or failure to obtain required clinical follow-up and completion of clinical evaluations could also have a material adverse effect on the timing and outcome of our clinical trials and product approvals.

Additionally, clinical trials require substantial administration and monitoring. We may fail to effectively oversee and monitor the various trials we have underway at any particular time, which would result in increased costs or delays of our clinical trials or compromise our ability to obtain product approvals.

Data already obtained from preclinical studies and clinical trials of our products under development do not necessarily predict the results that will be obtained from later preclinical studies and clinical trials. Moreover, data from clinical trials we are conducting are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a product under development could limit or prevent regulatory approval of the potential product and would materially harm our business. Our clinical trials may not demonstrate the sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approval or may not result in marketable products.

We have a history of operating losses and we expect to continue to have losses in the future.

We have incurred significant operating losses since our inception in 1991 and, as of December 31, 2012, had an accumulated deficit of $283,606,000. We expect to continue to incur substantial additional operating losses until such time, if ever, as the commercialization of our products generates sufficient revenue to cover our expenses. Our product candidates are in various stages of development and the commercialization of those products may not occur. While during the six months ended December 31, 2012 we had net income of $117,533,000, we have not generated any commercial revenue from the sale of our products. Our sustaining profitability depends upon our ability, alone or with others, to successfully complete the development of our product candidates, and to obtain required regulatory approvals and to successfully manufacture and market our proposed products.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will harm our business.

Even if approved for marketing, our products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt of regulatory approvals for the desired indications, and the acceptance by physicians and patients of the clinical benefits that our products may offer;

•	the establishment and demonstration in the medical community of the safety, clinical efficacy and cost-effectiveness of our products and their potential advantages over existing therapeutic products;

•	marketing and distribution support;

•	the introduction, market penetration and pricing strategies of competing and future products;

•	coverage and reimbursement policies of governmental and other third-party payers such as insurance companies, health maintenance organizations and other plan administrators; and

•	physicians, patients, payers or the medical community in general may be unwilling to accept, purchase, utilize or recommend any of our products.

We may fail to adequately protect or enforce our intellectual property rights or secure rights to third-party patents.

Our success depends in part upon our ability to protect and defend our proprietary technology and product candidates through patents and trade secret protection. We, therefore, aggressively pursue, prosecute, protect and defend patent applications, issued patents, trade secrets, and licensed patent and trade secret rights covering certain aspects of our technology. The evaluation of the patentability of United States and foreign patent applications can take years to complete and can involve considerable expense and uncertainty.

We have a number of patents and patent applications related to our compounds but we cannot be certain that issued patents will be enforceable or provide adequate protection or that pending patent applications will issue as patents. Even if patents are issued and maintained, these patents may not be of adequate scope to benefit us, or may be held invalid and unenforceable against third parties. In addition, if we breach our agreements with our licensors and do not cure such breaches, we may lose rights under patents and other intellectual property licensed to us. Moreover, if our agreement with Celera is terminated by Celera under certain circumstances, our rights in our intellectual property acquired from Celera, including that related to ibrutinib, would revert to Celera and we would lose our right to commercialize such intellectual property.

We face risks and uncertainties related to our intellectual property rights. For example:

•	we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop;

•

third parties may obtain patents covering the manufacture, use or sale of these products, which may prevent us from commercializing any of our products under development globally or in certain regions; and

•	any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

The actual protection afforded by a patent varies depending on the product candidate and country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patents under existing and future laws. Our ability to maintain or enhance our proprietary position for our product candidates will depend on our success in obtaining effective claims and enforcing those claims once granted. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar products. Due to the extensive amount of time required for the development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants, and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Furthermore, our trade secrets may become known to our competitors even in the absence of any violation of our rights. Our competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer our information and techniques, or otherwise gain access to our proprietary technology. We may be unable to meaningfully protect our rights in unpatented proprietary technology.

Our success depends in large part on our ability to operate without infringing upon the patents or other proprietary rights of third parties.

If we infringe the patents of others, we may be prevented from commercializing our products or may be required to obtain licenses from these third parties. We may not be able to obtain alternative technologies or any required license on reasonable terms or at all. If we fail to obtain these licenses or alternative technologies, we may be unable to develop or commercialize some or all of our products. We own patents that claim our BTK inhibitor ibrutinib as a chemical entity. However, the existence of issued patents does not guarantee our right to practice the patented technology or commercialize the patented product. Third parties may have or obtain rights to patents which they may claim could be used to prevent or attempt to prevent us from commercializing our patented product candidates. If these other parties are successful in obtaining valid and enforceable patents, and establishing our infringement of those patents, we could be prevented from selling our BTK inhibitor ibrutinib or any of our other products unless we were able to obtain a license under such patents. If any license is needed it may not be available on commercially reasonable terms or at all. For example, we are aware of a third party patent application that contains claims covering a method of treating malignancies using a certain class of compounds that may encompass certain of our products, including ibrutinib. In the event that such claims are included in a patent granted on such patent application, we could be prevented from commercializing any such products for the treatment of malignancies unless we obtain sufficient rights under such patent from the patent owner or successfully challenge the validity and/or enforceability of such patent. Patents in the United States issue with a presumption of validity and enforceability and, therefore, there can be no assurance that any such challenge would be successful.

Furthermore, we use significant proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our production and other technologies. Our trade secrets may become known or independently discovered by our competitors.

We are dependent on our collaboration agreement with Janssen to further develop and commercialize our BTK inhibitor ibrutinib (formerly PCI-32765) globally. The failure to maintain this agreement or the failure of Janssen to perform its obligations under this agreement, could negatively impact our business.

Pursuant to the terms of our collaboration and licensing agreement with Janssen, we granted Janssen a license to co-develop (with us) our BTK Inhibitor ibrutinib globally, to co-commercialize it (with us) in the United States, and to exclusively commercialize it outside of the United States, in each case for all non-immunology related indications. Under a global development plan, each party will be responsible for conducting certain clinical trials. The agreement includes a cost sharing arrangement for associated development activities. Except in certain cases, in general Janssen is responsible for approximately 60% of collaboration costs and we are responsible for the remaining 40% of collaboration costs. Upon commercialization, profits and losses will be shared 50/50.

The collaboration with Janssen provides us with an annual cap of our share of collaboration costs and pre-tax commercialization profits/losses for each calendar year until the third profitable calendar quarter for the product, as determined in the agreement. In the event that our share of aggregate development costs in any given calendar year, together with any other amounts that become due from us, plus our share of pre-tax loss (if any) for any calendar quarter in such calendar year, less our share of pre-tax profit (if any) for any calendar quarter in such calendar year, exceeds $50,000,000, then amounts that are in excess of $50,000,000 (the “Excess Amounts”) are funded by Janssen. Under the Agreement, total Excess Amounts plus interest may not exceed $225,000,000. As of December 31, 2012, total Excess Amounts associated with the Janssen agreement were $18,125,000. We cannot reasonably predict the amount and timing of potential future commitments under the Janssen collaboration and license agreement, including Excess Amounts, as the payments are contingent upon future events.

We have limited control over the development or commercialization costs incurred by Janssen, and limited control over the implementation of development and commercial activities performed by them. Our costs and revenue are therefore tied to efforts made by ourselves and Janssen in developing and marketing our product. We have limited control over the amount of time and effort Janssen will devote to the development, manufacturing and commercialization of our BTK Inhibitor ibrutinib, and very limited control over the manner in which Janssen conducts its business with regard to obtaining regulatory and other approvals and commercializing the product, especially outside the United States. Accordingly, our revenue and financial position may be adversely affected if Janssen does not dedicate sufficient time to the development and commercialization of the BTK Inhibitor ibrutinib, fails to obtain regulatory approvals, or otherwise fails to comply with its obligations under the agreement.

We are subject to a number of other risks associated with our dependence on our collaboration and license agreement with Janssen, including:

•	We and Janssen could disagree as to future development plans and Janssen may delay future clinical trials or stop a future clinical trial;

•

There may be disputes between us and Janssen, including disagreements regarding the collaboration and license agreement, that may result in (1) the delay of or failure to achieve regulatory and commercial objectives that would result in milestone or profit share payments, (2) the delay or termination of any future development or commercialization of ibrutinib, and/or (3) costly litigation or arbitration that diverts our management’s attention and resources;

•

Janssen may not provide us with timely and accurate information regarding supply forecasts, which could adversely impact our ability to comply with our supply obligations to Janssen and manage our own inventory of ibrutinib, as well as our ability to generate accurate financial forecasts;

•	Business combinations or significant changes in Janssen’s business strategy may adversely affect Janssen’s ability or willingness to perform its obligations under our collaboration agreement;

•

If Janssen is unsuccessful in performing clinical trials, or in obtaining regulatory approvals for or commercializing ibrutinib outside the United States, we may not receive certain additional milestone payments or any profit payments under the collaboration and license agreement and our business prospects and financial results may be materially harmed; and

•

Janssen may not comply with applicable regulatory requirements or guidelines with respect to developing or commercializing ibrutinib, which could adversely impact future development or sales of ibrutinib globally.

The collaboration and license agreement is subject to early termination, including through Janssen’s right to terminate without cause upon advance notice to us. If the agreement is terminated early, we may not be able to find another collaborator for the further development and commercialization of ibrutinib on acceptable terms, or at all, and we may be unable to pursue continued development and commercialization of ibrutinib on our own.

If our collaboration is unsuccessful or is terminated by Janssen, we might not effectively develop and market our BTK Inhibitor ibrutinib.

Integral to the success of our collaboration with Janssen is our ability to timely achieve certain milestones and obtain regulatory approvals. Our collaboration with Janssen may be unsuccessful. Under the terms of our agreement, Janssen may terminate its agreement with us without cause and upon short notice. Termination of our agreement would hinder our efforts to effectively develop and commercialize the BTK Inhibitor ibrutinib. There would be a delay in getting our product to market. Such delay would likely result in higher costs for us and could adversely affect any progress we have made in clinical trials.

We may have difficulty finding another collaboration partner on favorable terms if Janssen terminates our agreement. We might not be able to raise capital on our own. We do not have sufficient skilled personnel to develop or market BTK Inhibitor ibrutinib. As we currently lack the resources to properly develop, market and commercialize the BTK Inhibitor ibrutinib, we may be unable to continue to develop the BTK Inhibitor ibrutinib without the continued assistance of Janssen.

We rely heavily on third parties for product and clinical development of our products.

We currently depend heavily and will continue to depend heavily in the future on third parties for support in product development and clinical development of our products. The termination of a significant number of our existing collaborative arrangements, or our inability to establish and maintain collaborative arrangements could have a material adverse effect on our ability to complete clinical development of our products. Given our limited resources, it may be necessary to establish partnerships with other pharmaceutical companies that have greater financial and technical resources in order to successfully develop and commercialize our products. Although we have entered into a global strategic alliance with Servier related to the research, development, and commercialization of abexinostat (formerly known as PCI-24781), there is no assurance that any additional collaborations can be entered into, and if entered into, such collaborations may require us to relinquish product rights that could affect the financial success of these products.

We engage clinical investigators and medical institutions to enroll subjects in our clinical trials and contract clinical research organizations, or CROs, for various aspects of our clinical development activities including clinical trial monitoring, data collection, safety monitoring and data management. As a result, we have had and continue to have less control over the conduct of clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trial than would be the case if we were relying entirely upon our own staff. Although we rely on CROs to conduct some of our clinical trials, we are responsible for confirming that each of our clinical trials is conducted in accordance with the investigational plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements.

Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may experience unexpected cost increases that are beyond our control. Any failure of such CROs to successfully accomplish clinical trial monitoring, data collection, safety monitoring and data management and the other services they provide for us in a timely manner and in compliance with regulatory requirements could have a material adverse effect on our ability to complete clinical development of our products and obtain regulatory approval. Problems with the timeliness or quality of the work of a CRO may lead us to seek to terminate the relationship and use an alternate service provider. However, making such changes may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be difficult to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

We lack the resources, capability and experience necessary to manufacture pharmaceuticals and thus rely heavily upon contract manufacturers.

We have no manufacturing facilities and we currently rely on third parties for manufacturing and storage activities related to all of our products in development. Our manufacturing strategy presents the following risks:

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delays in scale-up to quantities needed for multiple clinical trials, or failure to manufacture such quantities to our specifications, or deliver such quantities on the dates we require, could cause delay or suspension of clinical trials, regulatory submissions and commercialization of our products in development;

•	there is no guarantee that the supply of clinical materials can be maintained during the clinical development of our product candidates;

•

our current and future manufacturers are subject to ongoing periodic unannounced inspections by the FDA and corresponding regulatory agencies for compliance with strictly enforced GMP and similar standards in other countries. Failure to pass these inspections could have a material adverse effect on our ability to produce our products to support our operations;

•

if we need to change to other commercial manufacturing contractors, there is no guarantee that we will be able to locate a suitable replacement contractor. The FDA and comparable foreign regulators must approve material manufactured by these contractors prior to our use. This would require new testing and compliance inspections. The new manufacturers would have to practice substantially equivalent processes for the production of our products;

•

our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	any disruption of the ability of our manufacturing contractors to supply necessary quantities of our products could have a material adverse effect on our ability to support our operations.

Any of these factors could delay clinical trials or commercialization of our products under development and entail higher costs.

We face risk of harm caused by hazardous materials used in the manufacturing of our products.

The manufacturing processes for our products involve the use of hazardous, volatile and flammable materials capable of igniting and/or exploding if not handled properly. Although our manufacturing processes incorporate safety procedures designed to prevent or avoid the creation of conditions under which the materials could ignite and/or explode, we cannot be certain that such safety procedures will be followed or if followed will be adequate to mitigate or eliminate the risk of harm caused by fire and/or explosion during the manufacturing of any of our products. Any such event may incapacitate the manufacturing capability of any of our contract manufacturing organizations (CMOs). We have no assurance that we will avoid liability for harm caused by any such event. If we are found liable for damages or agree to pay damages in settlement of a claim against us for any harm caused by any such event, our insurance coverage may be inadequate or may not cover part or all of such damages. In addition, we do not have an alternate or back-up supply chain for the manufacturing and supply of any of our products. If such an event causes us to lose the operational capacity of any manufacturing element in the supply chain for any of our products, our ability to manufacture and supply the product will be substantially impaired or prevented, and we may be unable to supply enough product to support our development and/or commercialization programs, which may force us to curtail or discontinue our business operations.

We lack marketing, distribution and sales experience.

Although we intend to develop our marketing, sales and distribution functions, we currently lack the internal capability to commercialize our products. If any of our product candidates are approved by the FDA, we will need a drug sales force with technical expertise prior to the commercialization of any of our product candidates. We will incur substantial additional expenses in developing, training and managing such an organization. We may be unable to build such a sales force, the cost of establishing such a sales force may exceed any product revenue, or our direct marketing and sales efforts may be unsuccessful. In addition, we compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against those of such other companies. We may need to enter into co-promotion or other licensing arrangements with larger pharmaceutical or biotechnology firms in order to increase the commercial success of our products. To the extent we enter into co-promotion or other licensing agreements, our product revenues are likely to be lower than if we directly marketed and sold our products, and some or all of the revenues we receive will depend upon the efforts of third parties, which may not be successful and may not be within our control. If we are unable to enter into co-promotion or other licensing agreements on acceptable terms or at all, we may not be able to successfully commercialize our existing and future product candidates. If we are not successful in commercializing our existing and future product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant losses or become unable to continue the operation of our business.

If we lose or are unable to hire and retain qualified personnel, then we may not be able to develop our products or processes and obtain the required regulatory approvals.

We are highly dependent on qualified scientific and management personnel. We will need to expand and effectively manage our managerial, operational, financial, development and other resources in order to successfully pursue our research, development and commercialization efforts for our existing and future product candidates. Our success depends on our continued ability to attract, retain and motivate highly qualified management and personnel with pre-clinical and clinical experience. We will need to hire additional personnel as we continue to expand our research and development and partnering activities.

We face intense competition from other companies and research and academic institutions for qualified personnel. We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in the San Francisco, California area. We are highly dependent on our senior executives. If any of our senior executives were to terminate their position with us, or we were to lose an additional senior executive officer, any of our senior scientists, a manager of one of our programs, or a significant number of any of our staff or we are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes, raise additional capital or implement our business strategy may be adversely affected or rendered impractical and our business may be harmed as a result.

Our business is subject to risks associated with international operations and collaborations.

The laws of foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. In countries where we do not have and/or have not applied for patents on our products, we will be unable to prevent others from developing or selling similar products. In addition, in jurisdictions outside the United States where we acquire patent rights, we may be unable to prevent unlicensed parties from selling or importing products or technologies derived elsewhere using our patented technology.

Until we or our licensees obtain the required regulatory approvals for pharmaceuticals in any specific foreign country, we or our licensees will be unable to sell these products in that country. International regulatory authorities have imposed numerous and varying regulatory requirements and the approval procedures can involve additional testing. Approval by one regulatory authority does not ensure approval by any other regulatory authority.

We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations are based on our corporate operating structure, including the manner in which we develop, value, and use our intellectual property and the scope of our international operations. The tax laws applicable to our international business activities, including the laws of the United States and other jurisdictions, are subject to interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position and results of operations. In addition, our future income taxes could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We are subject to regular review and audit by both U.S. federal and state and foreign tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially affect our financial position, cash flows and results of operations.

The current administration has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed a wide variety of potential changes. Certain changes to U.S. tax laws, including limitations on the ability to defer U.S. taxation on earnings outside of the United States until those earnings are repatriated to the United States, could affect the tax treatment of our foreign earnings, as well as cash and cash equivalent balances we currently maintain outside of the United States. Due to the expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

We are exposed to fluctuations in foreign currency exchange rates, and an adverse change in foreign currency exchange rates could have a material adverse impact on our business, financial condition, cash flows and results of operations.

All of our revenues and the majority of our expenses are denominated in U.S. dollars and as a result, we have not experienced significant foreign currency transaction gains and losses to date. We conduct some transactions in foreign currencies, primarily related to ex-U.S. clinical trial activities, and we expect to continue to do so. We have not entered into any agreements or transactions to hedge the risk associated with potential fluctuations in currencies; accordingly, we are subject to foreign currency exchange risk related to these ex-U.S. clinical trial activities. While we may enter into hedge or other agreements in the future to actively manage this risk, we do not believe this risk is material to our financial statements.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these or other claims. If we fail in defending such claims, in addition to paying monetary damages, we may face injunctions that restrict or preclude our access to important markets, intellectual property, or personnel. Any restriction or loss of access to markets, intellectual property, research personnel or work product that are key to our operations could hamper or negate our ability to commercialize certain potential drugs, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We may be subject to damages or injunctions resulting from employment discrimination or harassment claims that our employees or former employees bring against us.

Although we have developed and are in the process of implementing a program for compliance with federal and state civil rights laws and employment laws, including laws prohibiting any harassment or discrimination in the hiring, promotion, firing, or treatment of employees on the basis of age, race, color, ancestry, national origin, disability, medical condition, marital status, sexual orientation, gender, gender identity, religious denomination, pregnancy status, other classification, or any retaliation against employees for engaging in protected activity, we cannot guarantee that our compliance program will be sufficient or effective, that our employees will comply with our policies, that our employees will notify us of any violation of our policies, that we will have the ability to take appropriate and timely corrective action in response to any such violation, or that we will make decisions and take actions that will necessarily limit or avoid liability with respect to any employment discrimination, harassment or retaliation claim our employees may bring against us, including any claim under the federal Civil Rights Act of 1964 and 1991 (as amended), the California Fair Employment and Housing Act (“FEHA”), as amended, Section 1981 of the Civil Rights Acts of 1866, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Older Workers Benefits Protection Act, the Employee Retirement Income and Securities Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the federal Americans with Disabilities Act of 1990 (“ADA”), the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Equal Pay Act, of 1963, as amended, California Business and Professions Code 17200, any and all protections pursuant to California’s Labor Code or the Fair Labor Standards Act (“FLSA”), Section 806 of the Sarbanes Oxley Act of 2002, and any federal or state constitutional rights and protections. Discrimination, harassment or retaliation claims brought by employees or former employees against their employers or former employers have increased substantially in recent years. In addition, the enactment of new federal and state laws, the amendment of existing federal and state laws, and the interpretation of existing or future laws by court decision could further expand the grounds on which employees and former employees may pursue claims of employment discrimination, harassment or retaliation. We cannot adequately predict whether our compliance program will effectively protect us from liability under present or future federal or state laws against employment discrimination, harassment or retaliation. If one or more of our employees brings a claim of employment discrimination, harassment or retaliation against us and if we are found liable for damages and/or an injunction is imposed on us or we agree to pay damages and/or accept an injunction in settlement of the claim, the payment of the damages amount or the curtailment of our activities consequent to the injunction could have a material adverse effect on our financial condition and impair or prevent us from continuing our business.

We may be subject to damages or injunctions resulting from qui tam or “whistleblower” actions that our employees or former employees bring against us.

Although we have developed and are in the process of implementing a program for compliance with all federal and state laws and regulations, we cannot guarantee that our compliance program will be sufficient or effective, that our employees will comply with our policies, that our employees will notify us of any violation of our policies, that we will have the ability to take appropriate and timely corrective action in response to any such violation, or that we will make decisions and take actions that will necessarily limit or avoid liability for qui tam or federal “whistleblower” claims that our employees or former employees may bring against us or that governmental authorities may prosecute against us based on information provided by our employees or former employees. Qui tam or “whistleblower” claims against employers brought by employees or former employees or governmental authorities based on information from employees or former employees have increased substantially in recent years. In any qui tam or “whistleblower” action that results in the payment of a fine imposed by a court or a settlement, the employee or former employee who brought the claim or furnished information allowing the governmental authority to prosecute the claim is rewarded with a percentage of the fine or settlement amount collected from the employer. The prospect of sharing in the proceeds of any fine collected from the employer motivates employees and former employees to bring qui tam or “whistleblower” claims or to furnish information to a governmental authority for the prosecution of such claims. In addition, the enactment of new federal and state laws, the amendment of existing federal and state laws, and the interpretation of existing or future laws by court decision could further expand the grounds on which employees and former employees may pursue qui tam or “whistleblower” claims. We cannot adequately predict whether our compliance program will effectively protect us from liability under present or future federal or state laws relating to qui tam or “whistleblower” claims that our employees or former employees may bring against us or that governmental authorities may prosecute against us on the basis of information provided by our employees or former employees. If one or more of our employees brings a qui tam or “whistleblower” claim against us or if a governmental authority prosecutes a claim against us on the basis of information provided by one or more of our employees or former employees, and if we are found liable and a fine and/or an injunction is imposed on us or we agree to pay a fine and/or accept an injunction in settlement of the claim, the payment of the fine and/or the curtailment of our activities consequent to the injunction could have a material adverse effect on our financial condition and impair or prevent us from continuing our business.

Our investments in marketable securities are subject to risks which may cause losses and affect the liquidity of these investments.

We invest funds in excess of those needed for working capital and operating expenses in marketable securities which may include corporate notes, certificates of deposit, government securities and other financial instruments. Significant declines in the value of these investments due to the operating performance of the companies we invest in or general economic or market conditions may result in the recognition of realized or impairment losses which could be material.

We may need to implement additional finance and accounting systems, procedures and controls to satisfy reporting requirements.

As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002, including Section 404, and the related rules and regulations of the Securities and Exchange Commission, including expanded disclosures and accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 and other requirements will increase our costs and require additional management resources. We may need to continue to implement additional finance and accounting systems, procedures and controls to satisfy reporting requirements. While we were able to complete an unqualified assessment as to the adequacy of our internal control over financial reporting as of December 31, 2012, there is no assurance that future assessments of the adequacy of our internal control over financial reporting will be unqualified. If we are unable to obtain future unqualified reports as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our internal control over financial reporting, which could adversely affect our stock price.

Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable regulations.

The development, manufacturing, pricing, sales, coverage and reimbursement of our products, together with our general operations, are subject to extensive regulation by federal, state and other authorities within the United States and numerous entities outside of the United States. While we have developed and are implementing a corporate compliance program based on what we believe are the current best practices, we cannot provide any assurance that governmental authorities will find that our business practices comply with current or future administrative or judicial interpretations of potentially applicable laws and regulations. If we fail to comply with any of these laws and regulations, we could be subject to a range of regulatory actions, including suspension or termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, withdrawal of products from the market, significant fines, disqualification or debarment from participation in federally-funded health care programs or other sanctions or litigation, any of which events may have a significant adverse impact on our business.

Our facility in California is located near an earthquake fault, and an earthquake or other types of natural disasters or resource shortages could disrupt our operations and adversely affect results.

Important documents and records, such as hard copies of our laboratory books and records for our drug candidates and compounds, are located in our corporate headquarters at a single location in Sunnyvale, California, which is near active earthquake zones. We do not have a formal business continuity or disaster recovery plan, and could therefore experience a significant business interruption in the event of a natural disaster, such as an earthquake, drought or flood, or localized extended outages of critical utilities or transportation systems. In addition, California from time to time has experienced shortages of water, electric power and natural gas. Future shortages and conservation measures could disrupt our operations and cause expense, thus adversely affecting our business and financial results.

Risks Related to Our Common Stock

If our results do not meet our and analysts’ forecasts and expectations, our stock price could decline.

Analysts who cover our business and operations provide valuations regarding our stock price and make recommendations whether to buy, hold or sell our stock. Our stock price may be dependent upon such valuations and recommendations. Analysts’ valuations and recommendations are based primarily on our reported results and our and their forecasts and expectations concerning our future results regarding, for example, expenses, revenues, clinical trials, regulatory marketing approvals and competition. Our future results are subject to substantial uncertainty, and we may fail to meet or exceed our and analysts’ forecasts and expectations as a result of a number of factors, including those discussed under the section entitled “Risks Related to Pharmacyclics” above. If our results do not meet our and analysts’ forecasts and expectations, our stock price could decline as a result of analysts lowering their valuations and recommendations or otherwise.

Future equity issuances or a sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Because we may need to raise additional capital in the future to continue to expand our business and our research and development activities, among other things, we may conduct additional equity offerings. If we or our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of options and warrants) in the public market, the market price of our common stock could fall. A decline in the market price of our common stock could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

If our officers, directors and largest stockholders choose to act together, they are able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

Our directors, executive officers and principal stockholders and their affiliates collectively have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control.

Our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. In addition, provisions of the Delaware General Corporation Law also restrict certain business combinations with interested stockholders. These provisions are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, these prohibitions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

The price of our common stock is volatile.

The market prices for securities of biotechnology companies, including ours, have historically been highly volatile. Our stock, like that of many other companies, has from time to time experienced significant price and volume fluctuations sometimes unrelated to operating performance. For example, during the period beginning January 1, 2011 and ending December 31, 2012, the sales price for one share of our common stock reached a high closing price of $69.80 per share and a low closing price of $4.88 per share. The market price of our common stock may fluctuate significantly due to a variety of factors, including:

•	the progress and results of our preclinical testing, clinical trials, product development and partnering activities;

•	quarterly fluctuations in our financial results;

•	the development of technological innovations or new therapeutic products by us, our competitors or others;

•	changes in governmental regulation;

•	the success or failure of our efforts to obtain marketing authorization for any of our products from the FDA or other regulatory authority;

•	our ability to satisfy regulatory requirements for the maintenance of any marketing authorization granted by the FDA or other regulatory authority for any of our products;

•

the emergence of drug safety issues that require us to add restrictions or warnings to the label or withdraw from the market any of our products after approval by the FDA or other regulatory authority;

•	developments in patent or other proprietary rights by us, our competitors or others;

•	developments and/or announcements by us, our competitors or others;

•	litigation;

•	public concern as to the safety of products developed by us, our competitors or others;

•	departure of key personnel;

•	ability to manufacture our products to commercial standards;

•	changes in the structure of healthcare payment systems and the coverage and reimbursement policies of governmental and other third-party payers;

•	our ability to successfully commercialize our products if they are approved;

•	comments by securities analysts; and

•	general market conditions in our industry.

In addition, if any of the risks described in this section entitled “Risk factors” actually occur, there could be a dramatic and material adverse impact on the market price of our common stock.

Risks Related to Our Industry

We face rapid technological change and intense competition.

The pharmaceutical industry is subject to rapid and substantial technological change. Therapies designed by other companies to treat the conditions that are the focus of our products are currently in clinical trials. Developments by others may render our products under development or technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition in the industry from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities than we do, as well as substantially more marketing, sales, manufacturing, financial and managerial resources. These entities represent significant competition for us. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources. In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions that compete with our products. We are engaged in the development of novel therapeutic technologies. Our resources are limited and we may experience technical challenges inherent in such novel technologies.

Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic effects than our products. Our competitors may develop products that are safer, more effective or less costly than our products and, therefore, present a serious competitive threat to our product offerings. Our competitors may price their products below ours, may receive better coverage and/or reimbursement or may have products that are more cost effective than ours.

The widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our products even if commercialized. The diseases for which we are developing our therapeutic products can also be treated, in the case of cancer, by surgery, radiation, biologics and chemotherapy. These treatments are widely accepted in the medical community and have a long history of use. The established use of these competitive products and therapies may limit the potential for our products to receive widespread acceptance if commercialized. We may be unable to demonstrate any pharmacoeconomic advantage for our products compared to established or standard-of-care therapies for our target patient populations. In addition, many of our target patient populations can present with indolent, or slowly progressing, disease. It may be difficult for us to show that treatment with our products provides a significant improvement in clinical outcome compared to the avoidance of treatment, or watching for the progression of disease, in such patients. Payers may decide that the potential improvement our products provide to clinical outcomes in our target patient populations is not adequate to justify the costs of treatment with our products. If payers do not view our products as offering a better balance between clinical benefit and treatment cost compared to standard-of-care therapies, the profitability of our products may be severely reduced.

If our products are not accepted by the market or if users of our products are unable to obtain adequate coverage of and reimbursement for our products from government and other third-party payers, our revenue and profitability will suffer.

Our ability to commercialize our products successfully will depend in significant part on the extent to which appropriate coverage of and reimbursement for our products and related treatments are obtained from governmental authorities, private health insurers and other organizations, such as HMOs. Third-party payers are increasingly challenging the prices charged for medical products and services. We cannot provide any assurances that third-party payers will consider our products cost-effective or provide coverage of and reimbursement for our products, in whole or in part.

Uncertainty exists as to the coverage and reimbursement status of newly approved medical products and services and newly approved indications for existing products. Third-party payers may conclude that our products are less safe, less clinically effective, or less cost-effective than existing products, and third-party payers may not approve our products for coverage and reimbursement. If we are unable to obtain adequate coverage of and reimbursement for our products from third-party payers, physicians may limit how much or under what circumstances they will prescribe or administer them. Such reduction or limitation in use of our products could cause our sales to suffer. Even if third-party payers make reimbursement available, payment levels may not be sufficient to make the sale of our products profitable.

Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of medical services and products, may result in inadequate coverage of and reimbursement for our products. Many third-party payers, including in particular HMOs, are pursuing various ways to reduce pharmaceutical costs, including, for instance, the use of formularies. The market for our products depends on access to such formularies, which are lists of medications for which third-party payers provide reimbursement. These formularies are increasingly restricted, and pharmaceutical companies face significant competition in their efforts to place their products on formularies of HMOs and other third-party payers. This increased competition has led to a downward pricing pressure in the industry. The cost containment measures that third-party payers are instituting could have a material adverse effect on our ability to operate profitably.

Current health care laws and regulations, including the recently enacted health care reform, as well as future legislative or regulatory changes to the healthcare system, may affect our ability to sell our products profitably.

In the United States, there has been recent legislation, as well as legislative and regulatory proposals, changing the healthcare system in ways that may affect our future revenue and profitability, and the future revenue and profitability of our potential customers, suppliers and collaborative partners, and the availability of capital. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system and, in particular, that are intended to contain or reduce the costs of medical products and services.

The most significant recent health care legislation is the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the “Healthcare Reform Act”, which President Obama signed into law in March 2010. This law substantially changes how health care is funded by the state and federal government as well as private insurers, and significantly impacts the pharmaceutical industry. Though the full effect of the Healthcare

Reform Act on pharmaceutical companies has yet to be seen, the changes that may affect our business include those governing enrollment in federal healthcare programs, reimbursement changes, new governmental programs, and fraud and abuse enforcements. The Healthcare Reform Act takes effect in stages through 2018.

Certain aspects of the Health Care Reform Act are likely to adversely affect pharmaceutical manufacturers in particular. For example, in 2011, the Healthcare Reform Act imposed non-deductible annual flat fees on pharmaceutical manufacturers and importers based upon relative market share. Furthermore, as part of the Healthcare Reform Act closing a funding gap in the Medicare Part D prescription drug program, certain pharmaceutical manufacturers will be required to provide a 50% discount on drugs dispensed to beneficiaries within this funding gap.

There also have been and likely will continue to be legislative and regulatory proposals at the state and federal levels that could bring about significant changes to the Medicaid drug rebate program and other federal pharmaceutical pricing and rebate programs. Given these and other recent federal and state government initiatives directed at lowering the total cost of health care, federal and state lawmakers will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid programs. These efforts could adversely affect our business by, among other possibilities, limiting the prices that can be charged for drugs we develop or the amount of reimbursement available for these products from governmental agencies or third-party payers, limiting the profits that pharmaceutical companies may earn on certain sales, increasing the tax obligations on pharmaceutical companies, increasing our rebate liability, or limiting our commercial opportunity. We cannot predict the impact on our business of any legislation or regulations that may be adopted in the future. Any cost containment measures and other healthcare system reforms that are adopted could have a material adverse effect on our ability to operate profitably.

We may need to change our business practices to comply with health care fraud and abuse regulations, and our failure to comply with such laws could adversely affect our business, financial condition and results of operations.

Our operations will be directly, or indirectly through our customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and False Claims Act. These laws may impact, among other things, our proposed sales, marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Department of Health and Human Services, Office of Inspector General (“OIG”) to issue a series of regulations, known as the “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing or causing to be filed a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, sometimes known as “relators” or, more commonly, as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing of qui tam actions has increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a False Claim action. In addition, under current case law of the federal courts, the False Claims Act prohibits as a false claim any claim for payment submitted to or paid by the federal government for utilization of a prescription drug consequent to off-label promotion of the drug in violation of the Food, Drug and Cosmetics Act (FDCA). When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim, and face exclusion from Medicare, Medicaid, and other federal health programs. Various states have also enacted laws modeled after the federal False Claims Act.

In addition to the laws described above, the Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

If our operations are found to be in violation of any of the laws described above and other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare programs, and the curtailment or restructuring of our operations.

Our business exposes us to product liability claims.

The testing, manufacture, marketing and sale of our products involve an inherent risk that product liability claims will be asserted against us. We face the risk that the use of our products in human clinical trials will result in adverse effects. If we complete clinical testing for our products and receive regulatory approval to market our products, we will mark our products with warnings that identify the known potential adverse effects and the patients who should not receive our product. We cannot ensure that physicians and patients will comply with these warnings. In addition, unexpected adverse effects may occur even with use of our products that receive approval for commercial sale. Although we are insured against such risks in connection with clinical trials, our present product liability insurance may be inadequate. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. In addition, product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our pharmaceutical products. A product liability claim or recall would have a material adverse effect on our reputation, business, financial condition and results of operations.

Our business involves environmental risks.

In connection with our research and development activities and our manufacture of materials and products, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although we believe that we have complied with applicable laws, regulations and policies in all material respects and have not been required to correct any material noncompliance, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Our research and development involves the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and radioactive materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of contamination or injury from these materials. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could exceed our resources.

Risks Relating to this Offering

Our management will have broad discretion over the use of the net proceeds from this offering, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you may be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for Pharmacyclics.

Important factors regarding forward-looking statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “goal,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should” or “will” or the negative of such terms or other comparable terminology. In particular, forward-looking statements include:

•	statements about our future capital requirements and the sufficiency of our cash, cash equivalents, marketable securities and other financing proceeds to meet these requirements;

•	information concerning possible or assumed future results of operations, trends in financial results and business plans;

•	statements about our product development schedule;

•	statements about our expectations for and timing of regulatory approvals for any of our product candidates;

•	statements about the level of our expected costs and operating expenses;

•	statements about the potential results of ongoing or future clinical trials;

•	other statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical fact.

Forward-looking statements are only predictions that provide our current expectations or forecasts of future events. Any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are subject to known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. You should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Also note that we provide a cautionary discussion of risks, uncertainties, assumptions and other factors relevant to our business under the caption Risk factors and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. These are risks that we think could cause our actual results to differ materially from expected or historical results.

Use of proceeds

We estimate that the net proceeds from the sale of 2,200,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $201.0 million (or $231.2 million if the underwriter exercises its overallotment option in full). These numbers are based on the offering price to the public of $94.20 per share.

We intend to use the net proceeds from this offering to accelerate commercial readiness for ibrutinib post Breakthrough Therapy Designation, to advance our clinical pipeline, including expanding clinical development of ibrutinib in additional indications, to evaluate strategic opportunities to potentially add synergistic assets, and for general corporate purposes. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending the application of the net proceeds from this offering, we expect to invest the proceeds in investment-grade, interest-bearing securities.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through J.P. Morgan Securities LLC, who is acting as sole book-running manager of the offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities LLC	2,200,000

Total	2,200,000

The underwriter is committed to purchase all the shares of common stock offered by us if it purchases any shares.

The underwriter proposes to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.6956 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriter. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The underwriter has an option to buy up to 330,000 additional shares of common stock from us to cover sales of shares by the underwriter which exceed the number of shares specified in the table above. The underwriter has 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting fee is $2.826 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per Share	$2.826	$2.826
Total	$6,217,200	$7,149,780

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $470,000. The underwriter has agreed to reimburse us for certain expenses related to the offering.

A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares for sale to online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus supplement, other than (i) the shares of our common stock to be sold hereunder, (ii) any shares of our common stock issued upon the exercise of options granted under our existing equity incentive plans and (iii) the grant of any options or the issuance of any shares of our common stock in each case pursuant to our stock plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Our directors and executive officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PCYC”.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on The Nasdaq Capital Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering the underwriter (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Capital Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Capital Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory,

investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Davis Polk  & Wardwell LLP, Menlo Park, California.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Transition Report on Form 10-K for the transition period ended December 31, 2012 and the Annual Report on Form 10-K for the fiscal year and June 30, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the Commission or the SEC. You can inspect and copy these reports, proxy statements and other information at the Commission’s public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facility. The Commission also maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as Pharmacyclics that file electronically with the Commission. We maintain an Internet website at www.pharmacyclics.com. We make our SEC filings available free of charge on or through our website, including our annual report on Form 10-K, transition report on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained in, or accessible though, our website is not incorporated by reference herein.

Incorporation of certain information by reference

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the Commission pursuant to Section 13 of the Exchange Act:

•

our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on September 5, 2012, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for the 2012 Annual Meeting of Shareholders;

•	our Transition Report on Form 10-K for the transition period ended December 31, 2012, filed with the SEC on February 28, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on November 7, 2012;

•	our Current Reports on Form 8-K filed with the SEC on August 7, 2012, August 15, 2012, October 9, 2012, October 30, 2012, November 15, 2012, February 7, 2013 and February 13, 2013; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 20, 1995, including any amendment or report filed for the purpose of updating that description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus Supplement and before we stop offering the securities under this prospectus also be deemed to be incorporated by reference and will automatically update information in this prospectus Supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the information incorporated by reference into this prospectus supplement, but not delivered herewith, at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Pharmacyclics, Inc.

995 East Arques Avenue

Sunnyvale, California 94085-4521

(408) 774-0330

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PROSPECTUS

Pharmacyclics, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

We may from time to time sell any combination of debt securities, preferred stock, common stock, warrants, rights, or any combination thereof, separately or as units, described in this prospectus in one or more offerings.

This prospectus provides a general description of the securities we may offer. Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “PCYC.” On March 6, 2013, the closing price of our common stock was $93.99.

See “RISK FACTORS” on page 4 for information you should consider before buying these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities may be offered directly by us or by any selling security holder or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. Refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

The date of this prospectus is March 7, 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the Commission or the SEC, as a “well-known seasoned issuer” as defined under Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf process, we may offer an indeterminate amount of any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.

ABOUT PHARMACYCLICS

We are a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate.

We have three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs toward potential commercialization. To date, nearly all of our resources have been dedicated to the research and development of our products, and we have not generated any commercial revenues from the sale of our products. We do not anticipate the generation of any product commercial revenue unless and until we receive the necessary regulatory and marketing approvals to launch one of our products.

We were incorporated in the State of Delaware in April 1991. Our principal executive offices are located at 995 East Arques Avenue, Sunnyvale, California 94085. Our telephone number is (408) 774-0330. Our web site is http://www.pharmacyclics.com. Information contained on, or accessible through, our web site does not constitute a part of, and is not incorporated by reference into, this prospectus. Unless the context requires otherwise, whenever we refer to “Pharmacyclics,” “we,” “our” or “us” in this prospectus, we mean Pharmacyclics, Inc. and its subsidiaries, unless the context suggests otherwise. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “goal,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should” or “will” or the negative of such terms or other comparable terminology. In particular, forward-looking statements include:

•	statements about our future capital requirements and the sufficiency of our cash, cash equivalents, marketable securities and other financing proceeds to meet these requirements;

•	information concerning possible or assumed future results of operations, trends in financial results and business plans;

•	statements about our product development schedule;

•	statements about our expectations for and timing of regulatory approvals for any of our product candidates;

•	statements about the level of our expected costs and operating expenses;

•	statements about the potential results of ongoing or future clinical trials;

•	statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical fact.

Forward-looking statements are only predictions that provide our current expectations or forecasts of future events. Any or all of our forward-looking statements in this prospectus and the documents incorporated by reference are subject to known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should carefully consider the cautionary discussion of risks, uncertainties, assumptions and other factors relevant to investing in our securities under the heading “Risk Factors” beginning on page 4 in this prospectus, in the accompanying prospectus supplement and in the other reports incorporated by reference herein before making an investment decision to purchase our securities. These are risks that we think could cause our actual results to differ materially from expected or historical results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. You should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Commission’s public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facility. The Commission also maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as Pharmacyclics that file electronically with the Commission. We maintain an Internet website at www.pharmacyclics.com. We make our SEC filings available free of charge on or through our website, including our annual report on Form 10-K, transition report on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained in, or accessible though, our website is not incorporated by reference herein.

This prospectus constitutes part of a Registration Statement on Form S-3 filed under the Securities Act with respect to the common stock, preferred stock, debt securities, warrants, rights, or any combination thereof, separately or as units. As permitted by the Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the Registration Statement. You may read and copy the information omitted from this prospectus but contained in the Registration Statement, as well as the periodic reports and other information we file with the Commission, at the public reference facilities maintained by the Commission in Washington, D.C.

Incorporation by Reference

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the Commission pursuant to Section 13 of the Exchange Act:

•

our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on September 5, 2012, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for the 2012 Annual Meeting of Stockholders;

•	our Transition Report on Form 10-K for the transition period ended December 31, 2012, filed with the SEC on February 28, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on November 7, 2012;

•	our Current Reports on Form 8-K filed with the SEC on August 7, 2012, August 15, 2012, October 9, 2012, October 30, 2012, November 15, 2012, February 7, 2013 and February 13, 2013; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 20, 1995, including any amendment or report filed for the purpose of updating that description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities under this prospectus also be deemed to be incorporated by reference and will automatically update information in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the information incorporated by reference into this prospectus, but not delivered herewith, at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Pharmacyclics, Inc.

995 East Arques Avenue

Sunnyvale, California 94085-4521

(408) 774-0330

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

RISK FACTORS

Investing in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Transition Report on Form 10-K for the transition period ended December 31, 2012 which is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering.

USE OF PROCEEDS

We anticipate using net proceeds for general corporate purposes, including clinical trials, preclinical research expenses, general and administrative expenses, and for working capital, unless otherwise indicated in the applicable prospectus supplement. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Accordingly, we will retain broad discretion over the use of such proceeds. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

RATIOS OF EARNINGS TO FIXED CHARGES

Ratio of earnings to fixed charges

Our earnings for the fiscal years ended June 30, 2008, 2009, 2010 and 2011 were inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency (in thousands) for such periods and the ratio of earnings to fixed charges for the fiscal year ended June 30, 2012 and the transition period ended December 31, 2012.

	Year Ended June 30,					Transition Period Ended December 31,
	2008	2009	2010	2011	2012	2012
Ratio of earnings to fixed charges	—	—	—	—	37.2	650.6
Deficiency of earnings to cover fixed charges	$(24,298)	$(22,897)	$(15,574)	$(35,203)

Ratio of earnings to combined fixed charges and preferred stock dividends

We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

SELLING SECURITY HOLDERS

Selling security holders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire, securities in various private or other transactions. Such selling security holders may be parties to registration rights agreements or other agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling security holders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement. The applicable prospectus supplement will set forth the name of each of the selling security holders and the number of shares of our common stock or other relevant securities beneficially owned by such selling security holders that are covered by such prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Under our Amended and Restated Certificate of Incorporation, as amended, the total number of shares of all classes of stock that we have authority to issue is 151,000,000, consisting of 1,000,000 shares of preferred stock, par value $0.0001 per share, and 150,000,000 shares of common stock, par value $0.0001 per share. As of December 31, 2012, there were 70,216,386 shares of common stock outstanding held of record by approximately 102 holders, and no shares of preferred stock outstanding.

The description of our capital stock is qualified by reference to our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, as amended, which are incorporated by reference as exhibits into the Registration Statement of which this prospectus is part.

Common Stock

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board of Directors out of funds legally available therefor. Pursuant to our Amended and Restated Certificate of Incorporation, as amended, holders of common stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of common stock, upon the liquidation, dissolution or winding up of the company, are entitled to share equally and ratably in the assets of our company. The outstanding shares of common stock are, and the shares of common stock to be offered hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock which we may issue in the future.

Transfer Agent and Registrar

Computershare Trust Company, N.A. has been appointed as the transfer agent and registrar for our common stock.

Preferred Stock

Our Board of Directors may issue up to 1,000,000 shares of preferred stock in one or more series and, subject to the provision of the Delaware General Corporation Law, may fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof and the number of shares constituting any series and the designation thereof. In addition, our Board of Directors may increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

Our Board of Directors has the power to issue our preferred stock with voting and conversion rights that could negatively affect the voting or other rights of our common stockholders, and our Board of Directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of our company.

If we offer any series of preferred stock, the applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange or market;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;

•	the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price (or its manner of calculation) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Anti-Takeover Effects of Our Charter Documents and Delaware Law

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management. First, our board of directors can issue up to 1,000,000 shares of preferred stock, with any rights or preferences. Second, our Amended and Restated Bylaws, as amended, provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. Our Amended and Restated Bylaws, as amended, further provide that a meeting of stockholders may only be called by the board of directors, the Chairman or Vice Chairman of the board of directors or the President. Our Amended and Restated Bylaws, as amended, also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from calling a meeting of the stockholders, bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management. Third, our Amended and Restated Certificate of Incorporation, as amended, provides that our board of directors may fix the number of directors by adopting a bylaw amendment. Fourth, our Amended and Restated Certificate of Incorporation, as amended, does not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our stock to elect any directors to our board of directors.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. We will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with an original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amount with respect to any debt security;

•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•

the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, any other of our securities or securities of a third party, and whether conversion or exchange is mandatory, at the option of the holder or at our option;

•	events of default;

•	whether we and/or the debenture trustee may change an indenture without the consent of any holders;

•	the form of debt security and how it may be exchanged and transferred;

•	descriptions of the debenture trustee and paying agent, and the method of payments; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations.

Any debt securities that we issue will be issued under an indenture, which is a contract we will enter into with a trustee for the holders of the debt securities to be named in the indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Any indenture will be qualified under the Trust Indenture Act of 1939. The descriptions of the material terms and provisions of the debt securities and indenture contained in this prospectus, and that we may include in any prospectus supplement, are subject to, and are qualified in their entirety by reference to, the provisions of any indenture applicable to a particular series of debt securities. For more information on how you can obtain copies of any applicable indenture, when available, see the section of this prospectus entitled “Where You Can Find Additional Information.” We urge you to read the applicable indenture and any applicable prospectus supplement in their entirety if we offer debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock or units. We may issue warrants independently or together with any other securities offered by any prospectus supplement. The warrants may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock, common stock or units purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock, common stock or units will be separately transferable;

•	the price at which each share of debt securities, preferred stock, common stock or units purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The particular terms of each issue of rights, the rights agreement relating to the rights and the rights certificates representing rights will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination, from time to time. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any unit agreement under which the units will be issued;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units that we may offer. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. For more information on how you can obtain copies of any applicable unit agreement and related documents, when available, see the section of this prospectus entitled “Where You Can Find More Information.” We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety if we offer units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; or

•	through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

A prospectus supplement accompanying this prospectus will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which the underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; or

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement would be deemed to be underwriters in connection with securities offered by the applicable prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The common stock may be sold through a rights offering, forward contracts or similar arrangements.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The prospectus supplement accompanying this prospectus in respect of an offering will include information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the accompanying prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on The

Nasdaq Capital Market. Any common stock sold pursuant to a prospectus supplement will be listed on The Nasdaq Capital Market, subject to official notice of issuance. We may elect to list any series of debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Any underwriters who are qualified market makers on The Nasdaq Capital Market may engage in passive market making transactions in the securities on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Underwriters, dealers or agents that participate in the offer of the securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will issue an opinion about certain legal matters with respect to the securities.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the (1) Transition Report on Form 10-K for the transition period ended December 31, 2012 and (2) Annual Report for the fiscal year ended June 30, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.